ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Cellteck, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series B Voting Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Pursuant to authority expressly granted to the Board of Directors of Cellteck, Inc. (the "Company") by the provisions of the Company’s Articles of Incorporation, as amended, the Board of Directors adopted the Certificate of Designations, Powers, Preferences and Rights of the Series B Voting Convertible Preferred Stock on October 2, 2012 (the “Series B Certificate”). The Board of Directors of the Company and a majority of the outstanding shares of Series B Voting Convertible Preferred Stock now wish to amend the terms of Series B Certificate as follows: Number 4 continues on the attached sheet

5. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X /s/ Nikolas Konstant

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation - After Revised: 3-6-09

Continuation Sheet for Number 4

Section 1.          Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Series B Certificate.

Section 2.          Amendment to the Second Paragraph of the Series B Certificate. The resolution set forth in the second paragraph of the Series B Certificate is hereby amended and restated in its entirety as follows:

“RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation, as amended, (the “Articles of Incorporation”), there is hereby created the following series of Preferred Stock:

•	47,000,000 shares shall be designated Series B Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”).”

Section 3.          Amendment to Section 1 of the Series B Certificate. Section 1 of the Series B Certificate is hereby amended and restated in its entirety as follows:

“Section 1.          Designation and Amount. 47,000,000 shares of unissued preferred stock of the Company shall be designated as Series B Voting Convertible Preferred Stock, par value $0.0001 per share.”

Section 4.          Ratifications; Inconsistent Provisions. Except as otherwise expressly provided herein, the Series B Certificate is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Series B Certificate and this amendment, the provisions of this amendment shall control and be binding.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed on its behalf by its President and CEO this 16th day of January, 2013.

CELLTECK, INC.

/s/ Nikolas Konstant
By: Nikolas Konstant
Its: President and CEO